UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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WESTERN LIBERTY BANCORP

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8363 West Sunset Road, Suite 350
Las Vegas, Nevada 89113

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Western Liberty Bancorp. The meeting will be held at The Venetian Resort Hotel Casino, 3355 Las Vegas Boulevard, South, Las Vegas, Nevada on June 23, 2011, beginning at 10:00 a.m. Pacific Time.

The proposals that will be acted upon at the meeting are described in the attached proxy statement. You will have the opportunity to ask questions during the meeting and the opportunity to comment on our business operations. It is important that your views be represented even if you will not be present at the Annual Meeting. You may cast your vote by signing and dating the enclosed proxy card and promptly returning it in the accompanying return envelope. No postage is necessary if this envelope is mailed in the United States. If you wish to do so, you may instead vote using the internet, following the instructions given on the enclosed proxy card.

We appreciate your investment in Western Liberty Bancorp. We urge you to vote as soon as possible.

Sincerely,

William E. Martin
Chief Executive Officer

8363 West Sunset Road, Suite 350
Las Vegas, Nevada 89113

Notice of Annual Meeting of Stockholders

The 2011 Annual Meeting of Stockholders of Western Liberty Bancorp will be held at The Venetian Resort Hotel Casino, 3355 Las Vegas Boulevard, South, Las Vegas, Nevada on Thursday, June 23, 2011, at 10:00 am local time. A proxy form and a proxy statement for the 2011 Annual Meeting of Stockholders are enclosed. The meeting will be held for the following purposes —

1) to elect directors to serve until the annual meeting in 2012 or until their successors are elected and qualified,

2) to ratify the Audit Committee’s appointment of Crowe Horwath LLP as independent auditor for the fiscal year ending December 31, 2011, and

3) to transact such other business as may properly come before the annual meeting and any adjournment or postponement thereof.

Any action may be taken on these proposals at the 2011 annual meeting on the date specified or on any date or dates to which the annual meeting is adjourned or postponed. The board of directors is not aware of any other business to be conducted at the annual meeting.

Holders of common stock of record at the close of business on April 25, 2011 are entitled to vote at the annual meeting.

Stockholders have a choice of voting on the internet or by mailing a proxy card. Your vote is important and you are therefore urged to vote promptly by using the internet or by signing, dating, and returning the enclosed proxy card in the postage-paid return envelope provided, regardless of whether you expect to attend the annual meeting in person. If you vote by internet, you do not need to return the proxy card. Internet voting information is provided on the proxy card.

By Order of the Board of Directors,

William E. Martin
Chief Executive Officer

May 2, 2011

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be Held on June 23, 2011: Western Liberty Bancorp’s proxy statement, along with its Annual Report on Form 10-K for the year ended December 31, 2010, are available at http://www.westernlibertybancorp.com.

8363 West Sunset Road, Suite 350
Las Vegas, Nevada 89113

Proxy Statement

Western Liberty Bancorp’s board of directors is soliciting your proxy for use at the 2011 Annual Meeting of Stockholders and at any adjournments or postponements thereof. The annual meeting will be held on Thursday, June 23, 2011 at 10:00 am Pacific Time. The meeting will be held at The Venetian Resort Hotel Casino, 3355 Las Vegas Boulevard, South, Las Vegas, Nevada. The accompanying Notice of Annual Meeting of Stockholders and this proxy statement are first being mailed to stockholders on or about May 2, 2011.

References in this proxy statement to “we,” “us,” and “our” mean Western Liberty Bancorp, its wholly owned subsidiary Service1st Bank of Nevada, or both, depending on the context. When used in this proxy statement the term annual meeting includes any adjournment or postponement of the meeting.

Purpose of the Meeting

At the annual meeting we will ask stockholders to elect eight directors to serve until the annual meeting in 2012 or until their successors are elected and qualified. We will also ask stockholders to ratify the appointment of Crowe Horwath LLP as independent auditor for the fiscal year ending December 31, 2011, which appointment was made by the Audit Committee of our board of directors. We know of no business to be conducted at the annual meeting other than election of directors and ratification of our independent accounting firm. If any other proposals are properly presented at the annual meeting the persons named in the accompanying proxy intend to vote on those other proposals in accordance with their best judgment.

Record Date and Outstanding Shares

If you were a stockholder at the close of business on April 25, 2011 you are entitled to vote at the annual meeting. As of April 25, 2011 there were 15,088,023 shares of Western Liberty common stock issued and outstanding, which are our only securities entitled to vote at the annual meeting.

Quorum

Whether present in person or represented by proxy, the holders of a majority of the outstanding shares of common stock entitled to vote will constitute a quorum for the transaction of business at the annual meeting. If a quorum is not present, stockholders who are present in person or by proxy will have the power to adjourn the annual meeting. Abstentions and broker non-votes will be counted as present for purposes of establishing a quorum for the transaction of business.

Voting Requirements, Abstentions, and Broker Non-Votes

A plurality of the votes cast is sufficient to elect each of our nominees for director. The affirmative vote of a majority of the shares of common stock present in person or by proxy at the meeting and entitled to vote on the proposal to ratify the appointment of our independent registered public accounting firm is necessary for approval of that proposal.

Because directors are elected by a plurality of the votes cast, and the only nominees for election to our board are those named in this proxy statement, abstentions and broker non-votes will have no effect on the election of directors. Abstentions will have the same effect as a vote against the proposal to ratify the appointment of Crowe Horwath LLP as our independent registered public accounting firm for the fiscal year ended December 31, 2011. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not receive voting instructions from the beneficial owner and does not have discretionary authority to vote the shares. If you hold your shares in street name through a bank, broker, or other nominee holder and if you do not provide voting instructions to your broker or other nominee, your shares will be considered to be broker non-votes and will not be voted on any proposal on which your broker or other nominee does not have discretionary authority to vote. Because brokers have discretionary authority to vote on the proposal to ratify our independent registered public accounting firm, we do not expect any broker non-votes on that proposal. Brokers do not have discretionary authority to vote on the election of directors, however.

Voting and Revocation of Proxies

The enclosed proxy is for use if you are unable to attend the annual meeting in person or if you wish to have your shares voted by proxy even if you attend the annual meeting. Regardless of whether you plan to attend the annual meeting, please vote your shares over the internet or by completing, signing, dating, and returning the enclosed proxy as soon as possible in the postage paid envelope provided. If you hold your shares in the name of a bank or broker, the availability of internet voting will depend on the voting processes of the bank or broker.

Proxies may be used at the annual meeting only and will not be used for any other meeting. Stockholders who execute proxies retain the right to revoke them at any time before completion of the annual meeting, but revocation will not affect a vote previously taken. You may revoke a proxy by —

•	attending the annual meeting and advising Western Liberty’s Secretary that you intend to vote in person (but your attendance at the annual meeting will not constitute revocation of a proxy),

•	giving a subsequent proxy relating to the same shares, or

•	filing with the Secretary at or before the annual meeting a written notice of revocation bearing a later date than the proxy.

Unless revoked, the shares represented by proxies will be voted at the annual meeting. A written notice revoking a proxy should be delivered to George A. Rosenbaum, Jr., Western Liberty Bancorp, 8363 West Sunset Road, Suite 350, Las Vegas, Nevada 89113.

A stockholder’s proxy will be voted in accordance with the stockholder’s instructions. If a proxy is signed and submitted but no instructions are given, the persons named in the proxy intend to vote FOR the director nominees identified in this proxy statement and FOR ratification of the appointment of Crowe Horwath LLP as our independent auditor for the fiscal year ending December 31, 2011. Stockholders are not entitled to cumulate their votes in the election or removal of directors or otherwise.

How to Vote

Stockholders of record (that is, stockholders who hold their shares in their own name) can vote any one of three ways —

1) By Mail:  Stockholders are urged to read carefully the material in this proxy statement, specify their choice on each matter by marking the appropriate boxes in the enclosed proxy card, then sign, date, and promptly return the card in the enclosed, stamped envelope. If you sign and return your proxy card but do not give voting instructions, the shares represented by that proxy will be voted as recommended by our board of directors.

2) By the Internet:  After reading carefully the material in this proxy statement, you may vote your shares electronically through the internet by following the instructions on the accompanying proxy.

3) In Person:  You can attend the annual meeting, or send a personal representative with an appropriate proxy, to vote by ballot. Please note that only record or beneficial owners of our common stock or their proxies may attend the annual meeting in person. When you arrive at the annual meeting you must present photo identification, such as a driver’s license. Beneficial owners must also provide evidence of stock holdings, such as a recent brokerage account or bank statement. Persons designated as a proxy for a record or beneficial owner must also present the writing evidencing his or her appointment as proxy for the record or beneficial owner.

If your shares are held in the name of a bank, broker, or other holder of record (that is, in “street name”), you will receive voting instructions from the holder of record. You must follow those instructions in order for your shares to be voted.

Solicitation Expenses

We will bear the cost of the annual meeting and the cost of soliciting proxies, including the cost of mailing the proxy materials. In addition to solicitation by mail, our directors, officers, and regular employees may solicit proxies by telephone or otherwise, but they will not be specifically compensated for doing so. Arrangements may be made with brokerage houses and other custodians, nominees, and fiduciaries to forward proxies and proxy material to their principals, and we will reimburse them for their expenses. In addition, we have retained Continental Stock Transfer & Trust Co. to assist with the mailing, collection, and administration of proxies. Continental’s fee is estimated to be $3,500 plus reasonable out-of-pocket expenses.

Inspector of Election

All votes will be tabulated by the inspector of election appointed for the annual meeting, who will separately tabulate affirmative and negative votes, abstentions, and broker non-votes.

Voting Securities and Principal Holders

Stock ownership of directors, nominees, and executive officers.  The following table shows the beneficial ownership of Western Liberty Bancorp common stock on the part of each of our current directors, each director nominee, and each of our current executive officers identified in the Summary Compensation Table located elsewhere in this proxy statement, as well as the beneficial ownership of all current directors, nominees, and current executive officers as a group. For purposes of the table, a person is considered to beneficially own any shares over which he or she exercises sole or shared voting or investment power or of which he or she has the right to acquire beneficial ownership within 60 days. Shares deemed to be outstanding for purposes of computing percent of stock consist of the 15,088,023 shares that are outstanding, plus the number of shares each individual has the right to acquire within 60 days by exercise of options or warrants.

		Shares Acquirable
	Shares	within 60 Days by
Current Directors, Director Nominees, and	Beneficially	Exercise of Options	Percent of
Current Named Executive Officers	Owned	and Warrants	Stock

Jason N. Ader(1)	400,372	0	2.7%
Curtis W. Anderson, CPA(2)	29,986	6,804	0.2%
Richard A.C. Coles	50,195	0	0.3%
Michael B. Frankel, Chairman	50,000	0	0.3%
Robert G. Goldstein	0	0	0.0%
Steven D. Hill(3)	35,698	6,044	0.3%
William E. Martin, Chief Executive Officer(4)	174,365	0	1.2%
Terrence L. Wright, Vice Chairman(5)	62,357	6,804	0.5%
Richard Deglman, Chief Credit Officer(6)	0	14,281	0.1%
George A. Rosenbaum, Jr. Chief Financial Officer(7)	38,819	0	0.3%
All directors, nominees and executive officers as a group (11 people)	852,453	58,445	6.0%

(1)	The securities attributable to Jason N. Ader include 69,764 shares held in his individual capacity, 330,428 shares held by Hayground Cove Asset Management LLC, of which Mr. Ader is the sole member, through Doha Partners I, LP, HC Institutional Partners LP, HC Overseas Partners Ltd., and HC Turbo Fund Ltd., and 180 shares held for the account of his immediate family. Hayground Cove is controlled by Jason N. Ader and he and his father are investors in Hayground Cove. As a condition to obtaining Federal Reserve approval of the Service1st Bank acquisition, Director Jason N. Ader made a number of commitments to the Federal Reserve on behalf of Hayground Cove. Unless written approval of the Federal Reserve is obtained by Hayground Cove in advance, Hayground Cove committed that it will not (x) have more than one representative on the board of directors of Western Liberty Bancorp or Service1st Bank, (y) exercise a controlling influence over the management or policies of Western Liberty Bancorp or Service1st Bank, or (z) have an interest of 4.9% or more in our voting securities, including for purposes of calculating the 4.9% threshold the voting securities held by Jason N. Ader or by other officers and directors of Hayground Cove. No Hayground Cove representative may serve as an officer or employee of Western Liberty Bancorp or Service1st Bank, and no director representative of Hayground Cove may serve as chairman of the board of directors of Western Liberty Bancorp or of Service1st Bank. At conclusion of the October 28, 2010 acquisition of Service1st Bank Mr. Ader received an award of 50,000 restricted stock units. Each restricted stock unit is fully vested and will be settled for one share of our common stock on October 28, 2013, or if sooner when a change in control occurs, without payment of any additional consideration for the shares. The shares issuable at settlement of the restricted stock units are not included in the table.

(2)	Includes shares held by Mr. Anderson as a co-manager of a limited liability company. Mr. Anderson also holds warrants exercisable for 3,046 shares of common stock and vested options immediately exercisable for 3,758 shares of common stock. The beneficial ownership of Mr. Anderson shown in the table does not include an option to acquire 572 shares, which option will vest on August 11, 2011.

(3)	Mr. Hill holds warrants exercisable for 3,046 shares of common stock and vested options immediately exercisable for 2,998 shares of common stock. The beneficial ownership of Mr. Hill shown in the table does not include an option to acquire 475 shares, which option will vest on August 11, 2011.

(4)	Mr. Martin holds 155,279 unvested shares of restricted stock. When the acquisition of Service1st Bank occurred Mr. Martin became entitled by the terms of his February 8, 2010 Amended and Restated Employment Agreement with Western Liberty Bancorp to an award of restricted stock having a value of $1.0 million. Based on the $6.44 closing price per share for Western Liberty Bancorp common stock on October 28, 2010, Mr. Martin was awarded 155,279 shares. The shares of restricted stock will vest in equal 20% increments on each of the first five anniversaries of the October 28, 2010 acquisition, subject to Mr. Martin’s continuous employment through each vesting date and subject to earlier vesting in full if a change in control occurs. By the terms of the employment agreement Mr. Martin is prevented from selling the shares for one year after the shares become vested, except that he may sell a number sufficient to pay taxes imposed on account of share vesting. If Mr. Martin terminates employment without good reason before October 28, 2015 or if his employment is terminated by us with cause, he will forfeit 50% of the shares of restricted stock that have become vested, forfeiting all unvested shares as well. Mr. Martin may not transfer the shares that are subject to that potential forfeiture unless he first receives written approval from Western Liberty Bancorp. The beneficial ownership of Mr. Martin shown in the table does not include options to acquire a total of 23,798 shares of common stock, which options would vest and become exercisable on December 31, 2012 if Service1st Bank’s total deposits are equal to or greater than $750 million on that date.

(5)	Mr. Wright holds warrants exercisable for 3,046 shares of common stock and vested options immediately exercisable for 3,758 shares of common stock. The beneficial ownership of Mr. Wright shown in the table does not include an option to acquire 572 shares, which option will vest on August 11, 2011.

(6)	Mr. Deglman holds vested options immediately exercisable for 14,281 shares of common stock. The beneficial ownership of Mr. Deglman shown in the table does not include an option to acquire 21,417 shares, which option will vest in three equal annual installments on August 11, 2011, 2012, and 2013.

(7)	Mr. Rosenbaum holds 38,819 unvested shares of restricted stock. When the acquisition of Service1st Bank occurred Mr. Rosenbaum became entitled by the terms of his December 18, 2009 Second Amended and Restated Employment Agreement with Western Liberty Bancorp to an award of restricted stock having a value of $250,000. Based on the $6.44 closing price per share for Western Liberty Bancorp common stock on October 28, 2010, Mr. Rosenbaum was awarded 38,819 shares. The shares of restricted stock will vest in equal 20% increments on each of the first five anniversaries of the October 28, 2010 acquisition, subject to Mr. Rosenbaum’s continuous employment through each vesting date and subject to earlier vesting in full if a change in control occurs. By the terms of the employment agreement Mr. Rosenbaum is prevented from selling the shares for one year after the shares become vested, except that he may sell a number sufficient to pay taxes imposed on account of share vesting. If Mr. Rosenbaum terminates employment without good reason before October 28, 2015 or if his employment is terminated by us with cause, he will forfeit 50% of the shares of restricted stock that have become vested, forfeiting all unvested shares as well. Mr. Rosenbaum may not transfer the shares that are subject to that potential forfeiture unless he first receives written approval from Western Liberty Bancorp.

Recent issuances of our stock.  As consideration for their shares of Service1st Bank stock, Service1st Bank stockholders received 2,282,668 shares of Western Liberty Bancorp common stock when the October 28, 2010 acquisition of Service1st Bank occurred. In addition, previously issued options and warrants to acquire Service1st Bank stock became options and warrants to purchase up to 289,781 shares of Western Liberty Bancorp common stock as a result of the acquisition. Each of the former stockholders of Service1st Bank may be entitled to receive additional acquisition consideration, payable in common stock, if at any time within the first two years after the October 28, 2010 consummation of the acquisition the closing price per share of our common stock exceeds $12.75 for 30 consecutive days. This contingent additional consideration would be equal to 20% of the tangible book value of Service1st Bank at the close of business on August 31, 2010. The tangible book value of Service1st Bank as of August 31, 2010 was approximately $21.8 million, so if the contingent additional consideration becomes payable it will have a value of approximately $4.4 million. The total number of shares of common stock issuable to the former Service1st stockholders would be determined by dividing the contingent additional acquisition consideration by the average of the daily closing price of our common stock on the first 30 trading days on which the closing price of the common stock exceeded $12.75.

In addition to the issuance of restricted stock to Messrs. William E. Martin and George A. Rosenbaum, Jr., which occurred by the terms of their employment agreements as a result of the Service1st Bank acquisition, effective as of October 28, 2010 we issued a total of 200,000 restricted stock units to five individuals: Jason N. Ader, our former Chairman and Chief Executive Officer and a current member of the board (50,000 restricted stock units), Daniel B. Silvers, our former President (100,000 restricted stock units), Andrew P. Nelson, our former Chief Financial Officer and a former member of the board (25,000 restricted stock units), Michael Tew, an outside consultant (20,000 restricted stock units), and Laura Conover-Ferchak, an outside consultant (5,000 restricted stock units). Each restricted stock unit is immediately and fully vested and will be settled for one share of our common stock on October 28, 2013, or if sooner when a change of control occurs. When the October 28, 2010 acquisition occurred we also granted 50,000 shares of common stock to each of Michael B. Frankel, the current Chairman of the Board, Richard A.C. Coles, a current member of the board, and R. Mark Schulhof, a former member of the board. Finally, previously outstanding warrants to acquire Western Liberty Bancorp common stock were exercised for shares of our common stock when the acquisition occurred, resulting in issuance of 1,502,088 shares.

Shares owned by former directors and executive officers.  Blake L. Sartini, Sr.’s resignation as a director of Western Liberty Bancorp became effective on February 14, 2011. To the best of our knowledge Mr. Sartini owns 227,230 shares of our common stock, has the right to acquire 3,046 shares by exercise of warrants, and has the right to acquire another 2,316 shares by exercise of options. In addition, options held by Mr. Sartini to acquire an additional 682 shares became exercisable on April 17, 2011 and options to acquire 475 shares become exercisable on August 11, 2011. Taking into account shares held by Mr. Sartini and shares he has the right to acquire within 60 days, his share ownership percentage as of the record date was approximately 1.6%. R. Mark Schulhof’s director resignation became effective when the October 28, 2010 acquisition occurred. Mr. Schulhof holds 50,000 shares, or approximately 0.3% of the shares outstanding. Daniel B. Silvers served as our President and Andrew P. Nelson served as a director and as our Chief Financial Officer until the October 28, 2010 acquisition was completed. Mr. Silvers received an award of 100,000 restricted stock units and Mr. Nelson received an award of 25,000 restricted stock units, all of which are fully vested and will be settled for one share of our common stock on October 28, 2013, or if sooner when a change of control occurs. Without taking the restricted stock unit award into account, Mr. Silvers holds no shares of our common stock and no warrants or options to acquire shares of our common stock. Without taking into account the shares issuable at settlement of the restricted stock units, as of the record date Mr. Nelson held 25,165 shares of our common stock and no options or warrants to acquire common stock, or approximately 0.2% of our outstanding shares.

Owners of more than 5% of our stock.  No person is known by us to own beneficially more than 5% of the outstanding common stock except as follows.

	Shares Beneficially	Percent of
	Owned	Stock

Fidelity Management and Research Company(1)	3,750,000	24.9%
KBW Asset Management, Inc.(2)	761,866	5.1%
Mendon Capital Advisors Corp.(3)	1,881,854	12.5%
Trafelet Capital Management, L.P.(4)	906,545	6.0%
Weiss Multi-Strategy Advisers LLC(5)	1,222,278	8.1%
Wells Fargo, et al (6)	1,213,928	8.1%

(1)	Beneficial ownership is based on information contained in a Form 13G/A filed by FMR LLC and dated as of January 10, 2011. FMR LLC acts as investment advisor to affiliated investment funds and has voting or investment power over the Western Liberty Bancorp shares held by the funds. The business address of FMR LLC is 82 Devonshire Street, Boston, Massachusetts 02109.

(2)	Beneficial ownership is based on information contained in a Schedule 13G filed by KBW Asset Management, Inc. with the SEC on February 11, 2011. The business address of KBW Asset Management is 787 Seventh Avenue, 6th Floor, New York, New York 10019.

(3)	Beneficial ownership is based on information contained in a Schedule 13G/A filed by Mendon Capital Advisors Corp., Anton V. Schutz, Burnham Financial Industries Fund, and Burnham Asset Management Corp. with the SEC on February 14, 2011. Mendon Capital Advisors Corp. and Burnham Asset Management Corp. act as investment advisor to Burnham Financial Industries Fund, which is a registered investment company. Anton V. Schutz is the sole shareholder and President of Mendon Capital Advisors Corp. The business address of Mendon Capital Advisors Corp. and Anton V. Schutz is 150 Allens Creek Road, Rochester, New York 14618. The business address of Burnham Financial Industries Fund and Burnham Asset Management Corp. is 1325 Avenue of the Americas, 26th Floor, New York, New York 10019.

(4)	Beneficial ownership is based on information contained in a Schedule 13G/A filed by Trafelet Capital Management, L.P., Trafelet & Company, LLC, and Remy Trafelet with the SEC on February 14, 2011. The business address of Trafelet Capital Management, L.P., Trafelet & Company, LLC, and Remy Trafelet is 590 Madison Avenue, 26th Floor New York, New York 10022.

(5)	Beneficial ownership is based on information contained in a Schedule 13G/A filed by Weiss Multi-Strategy Advisers LLC, George A. Weiss, and Frederick E. Doucette III with the SEC on February 11, 2011. The business address of Weiss Multi-Strategy Advisers LLC and Messrs. Weiss and Doucette is One State Street, 20th Floor, Hartford, Connecticut 06103.

(6)	Beneficial ownership is based on information contained in a Schedule 13G/A filed by Wells Fargo and Company, Wells Capital Management Inc., and Wells Fargo Funds Management, LLC with the SEC on January 20, 2011. The business address of Wells Fargo and Company is 420 Montgomery Street, San Francisco, California 94104. The business address of Wells Capital Management Inc. and Wells Fargo Fund Management, LLC is 525 Market Street, 10th Floor, San Francisco, California 94105.

The Federal Reserve requested passivity commitments from certain significant stockholders as a condition to granting approval of the Service1st Bank acquisition. In the case of entities, investment funds, or other non-individual investors holding a substantial percentage of the voting stock of a bank or bank holding company, it is common for these investors to make passivity commitments as an alternative to registering as and becoming subject to regulation and supervision as bank holding companies under the Bank Holding Company Act of 1956 and Regulation Y of the Federal Reserve.

First Proposal — Election of Directors

Eight nominees for election.  Eight directors will be elected at the annual meeting, each to hold office until the next annual meeting or until a successor is elected and qualified. If a director nominee identified in this proxy statement is unable to serve, which the board of directors does not anticipate, the proxy may be voted for a substitute nominee selected by the board of directors. Because the number of directors is fixed at nine by section 3.01(a) of our Bylaws, a single director vacancy exists and will after the annual meeting continue to exist. The proxies solicited by the board cannot be voted for a greater number of persons than the eight nominees identified in this proxy statement.

By the terms of our November 6, 2009 Agreement and Plan of Merger, as amended, with Service1st Bank of Nevada, Service1st Bank had the right to designate four individuals for service on our board of directors for a period of one year from the October 28, 2010 effective date of the acquisition. Directors Curtis W. Anderson, William E. Martin, and Terrence L. Wright are Service1st Bank designees. Because Blake L. Sartini, Service1st Bank’s fourth designee, resigned before the end of the one-year period, Service1st Bank had the right to designate a substitute, which it exercised in March of 2011 by designating Steven D. Hill.

With the recommendation of the Governance and Nominating Committee, the individuals nominated by the board of directors for election at the 2011 annual meeting are —

		Director
	Age	Since

Jason N. Ader	43	2007	a member of the board since our formation in 2007, Mr. Ader served as our Chief Executive Officer and Chairman of the Board from December 2008 through October 2010. Mr. Ader founded and serves as Chief Executive Officer of Hayground Cove Asset Management LLC, a New York-based investment management firm. He is also a co-founder of Hayground Cove Capital Partners LLC, a merchant bank formed in March 2009 and focused on the real estate and consumer sectors. Mr. Ader is the Executive Chairman of Reunion Hospitality Trust, Inc., formed to invest in and acquire hospitality and related investments, and he is Chairman of the Board of India Hospitality Corp., which owns flight catering, hotel, and restaurant businesses in India, and was, from inception until December 2008, its Chief Executive Officer. Mr. Ader serves as a director of the Las Vegas Sands Corp. Mr. Ader was a Senior Managing Director at Bear, Stearns & Co. Inc., from 1995 to 2003, where he performed equity and high-yield research for more than 50 companies in the gaming, lodging, and leisure industries. From 1993 to 1995 he was a Senior Analyst at Smith Barney, and from 1990 to 1993 he was a buy-side analyst at Baron Capital. Rated one of the top ranked analysts by Institutional Investor Magazine for nine consecutive years, from 1994 to 2002, Mr. Ader has a Bachelor of Arts in Economics from New York University and an M.B.A. in Finance from New York University, Stern School of Business. Mr. Ader was nominated for election as a director because of his extensive business management experience, his capital markets expertise, and his proven leadership ability as the founder and CEO of an investment fund company

		Director
	Age	Since

Curtis W. Anderson, CPA	61	2010	a director of Service1st Bank since it opened in January of 2007, Mr. Anderson is a founder, partner, and since 1988 the Chief Executive Officer of Fair, Anderson and Langerman CPAs, providing accounting and business advisory services to businesses and individual clients. A 1971 graduate of the University of Notre Dame, Mr. Anderson earned his CPA license in 1974 and is a member of the American Institute of CPAs and the Nevada Society of CPAs. Formerly a partner with McGladrey & Pullen, LLP, Mr. Anderson is also an active real estate investor and developer. He is a broker and officer of MDL Group, a real estate brokerage and management firm, and since 2007 has been serving as a Manager of Triple Crown Painting and Drywall LLC, a commercial painting subcontractor. Mr. Anderson’s community involvement includes Opportunity Village Foundation Board Chairman and Police Athletic League (PAL) Treasurer. Mr. Anderson was nominated for election as a director because of his extensive business management experience, his accounting and financial expertise, his proven leadership ability as the founder and CEO of a local accounting firm, and his extensive knowledge of the market in which Service1st Bank conducts business
Richard A.C. Coles	43	2008	Co-Managing Principal and member of the Investment Committee of the Emmes Group of Companies, a consulting company that provides strategic business development, assessment, and planning services to the technology, information security, Internet, biotechnology, and pharmaceutical industries. Mr. Coles joined Emmes in 1997, became a Managing Director in 2004, and a Partner in 2005. Mr. Coles is the primary Principal responsible for the day-to-day oversight of Emmes Asset Management Company LLC and Emmes Realty Services LLC. Mr. Coles is the co-chair of The Enterprise Foundation, a leading non-profit provider of affordable housing, New York City advisory board. In addition, he is an active member of the Real Estate Board of New York as well as the Pension Real Estate Association. Mr. Coles holds a Bachelor of Arts from Boston College and a M.B.A. in Finance and Accounting from New York University, Stern School of Business. Mr. Coles was nominated for election as a director because of his extensive business management experience and his strategic business expertise
Michael B. Frankel, Chairman	74	2008	a member of the Board since December 2008 and Chairman of the Board since October 2010, Mr. Frankel is a private investor. From 1982 to June 2008 he was employed at Bear, Stearns & Co. Inc., serving beginning in July 1990 as Senior Managing Director. While at Bear Stearns Mr. Frankel was responsible for establishing and managing the Global Equity Capital Markets Group, was a member of the Commitment Committee, and managed the investment banking-research department relationship. Prior to joining Bear Stearns, from 1958 to 1982 Mr. Frankel was employed at L.F. Rothschild & Co., where since 1973 he was a General Partner. At L.F. Rothschild & Co, Mr. Frankel managed the Institutional Equities Department. Mr. Frankel holds a Bachelor of Science in Economics from Lafayette College. Mr. Frankel was nominated for election as a director because of his extensive business management experience and his capital markets expertise

		Director
	Age	Since

Robert G. Goldstein	55	2010	Executive Vice President of Las Vegas Sands Corp. since July 2009, Vice President of The Venetian Resort-Hotel-Casino since January 1999, and President and Chief Operating Officer of The Palazzo Casino Resort since December 2008. Mr. Goldstein is responsible for the oversight of daily operations of the hotel, food and beverage, casino, and retail operations. Mr. Goldstein previously served as Senior Vice President of Las Vegas Sands Corp. from August 2004 through July 2009 and Senior Vice President of Las Vegas Sands, LLC (or its predecessor, Las Vegas Sands, Inc.) from 1997 through July 2009, and served as Vice President of Las Vegas Sands, Inc. from 1995 through 1997. From 1992 until joining Las Vegas Sands Corp. in December 1995, Mr. Goldstein was the Executive Vice President of Marketing at the Sands Hotel in Atlantic City as well as an Executive Vice President of the parent Pratt Hotel Corporation. Mr. Goldstein holds a Bachelor of Arts in History and Political Science from the University of Pittsburgh and a J.D. from Temple University School of Law. Mr. Goldstein was nominated for election as a director because of his extensive business management experience, his proven leadership ability as an executive of a public corporation, and his extensive knowledge of the market in which Service1st Bank conducts business
Steven D. Hill	51	2011	a member of our board of directors since March 2011, Mr. Hill has been a Director and the Vice Chairman of the Corporate Governance Committee of Service1st Bank since the bank opened in January 2007. In August 2010 Mr. Hill was named Chairman of the Board of Service1st Bank. In addition, Mr. Hill is the Senior Vice President, Division Manager of the California Portland Cement Company. Prior to that he was the founder and President of Silver State Materials Corp, located in Las Vegas, Nevada, from 1987 to 2008. From 1981 to 1987 he held the position of Operations Manager and General Manager at Moraine Materials Company in Dayton, Ohio. He holds a B.S.M.E. from Rose-Hulman Institute of Technology. Mr. Hill has a significant amount of community involvement, including participation as a member in the Clark County Growth Management Task Force, Las Vegas Water District Water Rate Committee, RTC Regional Fixed Guideway Citizens Advisory Committee, Trauma Systems Development Task Force, Clark County Air Quality Technical Advisory Committee, Clark County Clean Water Coalition Citizens Advisory Committee, the SB432 Interim Advisory Committee on Air Quality, and the Las Vegas Chamber of Commerce. Mr. Hill has served as Chairman of the Young Presidents Organization, the Associated Builders and Contractors, the Government Affairs Division of the Associated General Contractors, the Government Affairs Division of the Associated Builders and Contractors, the Governor’s Construction Liability Insurance Task Force, The Boys and Girls Club of Las Vegas, the Las Vegas Chamber of Commerce, and the Las Vegas Chamber of Commerce Government Affairs Division. Mr. Hill is currently the Chairman of the Coalition for Fairness in Construction, the Commissioner of the Savings and Government Efficiency Commission, a member of the Clark County Growth Management Task Force, and a member of the Las Vegas Chamber of Commerce. Mr. Hill was nominated for election as a director because of his extensive business management experience, his proven leadership ability as an executive, and his extensive knowledge of and involvement in the market in which Service1st Bank conducts business

		Director
	Age	Since

William E. Martin, Chief Executive Officer	69	2010	a member of the Board and our Chief Executive Officer since October 2010, Mr. Martin has been the Chief Executive Officer and Vice Chairman of the Board of Service1st Bank of Nevada since December 2007. A graduate of the University of North Texas, Mr. Martin was for 15 years a national bank examiner in California and Nevada with the Office of the Comptroller of the Currency. In 1978 he was placed in charge of the OCC’s national problem bank group. While with the OCC Mr. Martin was also Deputy Comptroller for Multinational Banking, with responsibility for primary oversight of the eleven largest national banks. He was one of three U.S. representatives appointed to the Basel Committee. He left the OCC in 1983 and became President and Chief Executive Officer of Nevada National Bank, a $700 million asset statewide bank, and its parent company, Nevada National Bancorporation, which in 1989 was acquired by Security Pacific National Bank. Later that year he joined Pioneer Citizens Bank as President and Chief Executive Officer. That bank grew from $110 million in assets to over $1.1 billion when it was acquired by Zions Bancorporation and merged into Nevada State Bank in 1999. For the next seven years Mr. Martin was Chairman, President, and Chief Executive Officer of Nevada State Bank, a nearly $4 billion institution with 70 statewide branch offices when Mr. Martin left that bank and joined Service1st Bank of Nevada in 2007. Mr. Martin has been involved at a board or active participation level in numerous civic activities in his 27 years in Nevada, including chairmanships of the Nevada State College Foundation, Las Vegas Chamber of Commerce, Opportunity Village for Intellectually Handicapped Citizens, Nevada Development Capital Corporation, and Water Conservation Coalition. Mr. Martin was nominated for election as a director because of his role as Chief Executive Officer, his extensive business management experience, his extensive knowledge of the market in which Service1st Bank conducts business, and his decades of banking experience both as a banker and as a regulator of banks
Terrence L. Wright, Vice Chairman	61	2010	a director of Service1st since it opened in January of 2007, Mr. Wright is majority owner and Chairman of the Board of Nevada Title Company, which has more than 250 employees and provides title services through a number of locations in southern Nevada. Mr. Wright also is the owner and Chief Executive Officer of Nevada Construction Services, as well as principal stockholder, Chairman of the Board, and Chief Executive Officer of Westcor Land Title Insurance Company, the first domestic title insurance company in Nevada, which is now licensed in 40 states. Mr. Wright received his undergraduate degree in Business Administration and his Juris Doctorate from DePaul University in Chicago. He is a member of the California and Illinois bar associations. Mr. Wright has served on the board of directors for the Nevada Land Title Association as well as the board of directors of Pioneer Citizens Bank and First Interstate Bank. He is also past chairman of the Nevada Development Authority, the Nevada Chapter of the Young Presidents Organization and the UNLV Foundation. Additionally, Mr. Wright serves on the board of the Council for a Better Nevada and the board of Southwest Gas Corporation, where he is a member of the audit and compensation committees. Mr. Wright was nominated for election as a director because of his extensive business management and entrepreneurial experience, because of his extensive knowledge of the market in which Service1st Bank conducts business, because of his decades-long experience in the title business and construction-related business and the resulting expertise that gives us access to, and because of his proven business leadership ability

The board of directors recommends a vote FOR election of these nominees

Corporate governance.  Director independence. When the acquisition of Service1st Bank occurred on October 28, 2010 Western Liberty Bancorp was a shell company with no operations and our stock was not listed on any of the stock exchanges. Effective with the acquisition we became listed on the Nasdaq Global Market under the symbol WLBC. Nasdaq listing standards generally require that a majority of a listed company’s board of directors be independent, that the company’s audit committee be comprised entirely of independent directors, and that the board’s compensation oversight function and director nomination function be performed entirely by directors who are independent. A majority of our directors are independent, as the term independence is defined in Rule 5605(a)(2) of the National Association of Securities Dealers, Inc.’s Nasdaq listing standards and as defined in the Securities and Exchange Commission’s Rule 10A-3(b)(1). According to Nasdaq Rule 5605(a)(2), a director of a Nasdaq-listed company is independent (x) if he or she is not an officer or employee of the company or its subsidiaries, (y) if he or she does not have a relationship with the company that, in the opinion of the listed company’s board of directors, would interfere with the director’s independent judgment in the exercise of his or her responsibilities as a director, and (z) if he or she satisfies all of the following standards —

•	is not employed by the listed company now and was not employed by the listed company during the last three years,

•	has not accepted — and his or her family members have not accepted — any compensation from the listed company exceeding $120,000 during any period of 12 consecutive months within the 3 years preceding the determination of independence (other than compensation for board or board committee service, compensation paid to a family member who is a non-executive employee, benefits under a tax-qualified retirement plan, or non-discretionary compensation),

•	is not a family member of an individual who is or was during the last three years employed by the listed company as an executive officer. The term family member includes a person’s spouse, parents, children, and siblings, whether by blood, marriage, or adoption, or anyone else residing in such person’s home,

•	is not — and his or her family members are not — a partner in or a controlling shareholder or an executive officer of any organization to which the listed company made or from which the listed company received payments for property or services in the last three years exceeding 5% of the recipient’s consolidated gross revenues for that year or $200,000, whichever is greater (other than payments arising solely from investments in the listed company’s securities or payments under non-discretionary charitable contribution matching programs),

•	is not — and his or her family members are not — employed as an executive officer of another entity on whose compensation committee any of the listed company’s executive officers served during the past three years, and

•	is not — and his or her family members are not — a current partner of the listed company’s outside auditor or a former partner or employee of the listed company’s outside auditor who worked on the listed company’s audit during the last three years.

Applying these standards, the board has determined that all of the current directors and director nominees are independent directors, except for Director and Chief Executive Officer William E. Martin and Director Jason N. Ader. Except for Mr. Ader, all directors serving on the Governance and Nominating Committee, the Audit Committee, and the Compensation Committee are considered by the board to be independent directors within the meaning of Nasdaq Rule 5605(a)(2). Audit committee members are subject to the additional independence standards of Securities and Exchange Commission Rule 10A-3(b)(1) that are incorporated into Nasdaq rules, such as a prohibition on receipt from the company of any compensation for consulting or advisory services.

The board also considered former Director Blake Sartini to be independent. Former Director Sartini’s resignation from the board became effective February 14, 2011. Directors Andrew P. Nelson and Marc Schulhof resigned as directors of Western Liberty Bancorp when the Service1st Bank acquisition occurred on October 28, 2010. At the time of the 2010 annual meeting of stockholders Western Liberty Bancorp had determined that its independent directors were Directors Richard A.C. Coles, Michael B. Frankel, and

Mark Schulhof, under the standards of the NYSE Amex, the exchange on which Western Liberty Bancorp stock had previously been listed.

Significant board changes occurred in the last year.  Our board organization changed significantly when the acquisition of Service1st Bank occurred. At that time the number of directors was increased from five to eight, Directors Nelson and Schulhof resigned, Robert G. Goldstein became a director, Service1st Bank designated four individuals to serve as directors on our board, and Jason N. Ader was succeeded as Chairman of the Board by Michael B. Frankel. The four designees of Service1st Bank are Directors Curtis W. Anderson, William E. Martin, and Terrence L. Wright, who also serves as Vice Chairman, with Director Steven D. Hill appointed in March of 2011 to fill the vacancy created by resignation of Blake Sartini, the original fourth designee.

When the acquisition occurred the only board committee was the Audit Committee, comprised of Directors Coles, Frankel, and Schulhof. With completion of the acquisition we reconstituted the Audit Committee and established a Compensation Committee and a Governance and Nominating Committee. Each of the committees operates according to a written charter adopted by the board. A copy of the charters is available at http://www.westernlibertybancorp.com. The Audit Committee is comprised of Directors Ader, Anderson (Committee Chairman), Coles, and Wright, the Compensation Committee Directors Ader (Committee Chairman), Anderson, and Goldstein, and the Governance and Nominating Committee Directors Ader, Frankel (Committee Chairman), and Wright. Jason N. Ader sits on the board of directors of Las Vegas Sands Corp, and currently serves on its compensation committee. Director Robert Goldstein is Executive Vice President of Las Vegas Sands Corp. Because the board has determined that Mr. Ader is not independent, he is expected to step down from the Audit Committee, the Governance and Nominating Committee, and the Compensation Committee.

We expect our directors to attend all board and committee meetings and to spend the time and meet as frequently as necessary for the proper discharge of their duties. The board encourages directors to attend the annual meeting of stockholders. Of the five individuals serving as Western Liberty Bancorp directors at the time of the 2010 annual meeting, only former Director Andrew Nelson attended the 2010 annual meeting in person. Director Ader participated telephonically.

Audit Committee.  The Audit Committee consists of Directors Jason N. Ader, Curtis W. Anderson, Richard A.C. Coles, and Terrence L. Wright, with Director Anderson serving as committee chairman. Specified in the committee’s written charter adopted by the board at its meeting on October 29, 2010, the duties of the Audit Committee include but are not limited to —

•	serving as an independent and objective party to monitor our financial reporting process, audits of our financial statements, and internal control system,

•	reviewing and appraising the audit efforts and independence of our independent auditor and internal finance department,

•	reviewing and discussing with our internal auditors and the independent auditor their audit scope and plan,

•	discussing with management, our internal auditors, and the independent auditor the adequacy and effectiveness of our internal controls over financial reporting, disclosure controls and procedures, the integrity of our financial reporting processes, and the adequacy of our financial risk management programs and policies, including recommendations for improvement,

•	obtaining and reviewing written reports from the independent auditor regarding the firm’s internal quality control procedures,

•	establishing procedures for the receipt, retention, and treatment of complaints on accounting, internal accounting controls, or auditing matters,

•	establishing policies for hiring employees or former employees of our independent auditor,

•	reviewing and approving all related party transactions,

•	reviewing with our independent auditor our accounting practices and policies, and

•	providing an open avenue of communications among our independent auditor, financial and senior management, our internal finance department, and the board.

The Audit Committee is required by its charter to meet at least four times each year.

Compensation Committee.  The Compensation Committee consists of Directors Jason N. Ader, Curtis W. Anderson, and Robert G. Goldstein, with Director Ader serving as committee chairman. The purpose of the Compensation Committee is to assist the board with fulfillment of the board’s fiduciary obligation for oversight of our compensation plans, policies, and programs. Specified in the committee’s written charter adopted by the board at its meeting on October 29, 2010, the duties of the Compensation Committee include but are not limited to —

•	overseeing succession planning for senior management,

•	reviewing the performance and advancement potential of current and future senior management and succession plans for each as well as reviewing the retention of high-level, high-potential succession candidates,

•	assessing the compensation structure of the organization and adopting a written statement of compensation philosophy and strategy, selecting a peer group and reviewing executive compensation in relation to the peer group,

•	reviewing the goals and objectives relating to compensation of our Chief Executive Officer, evaluating the Chief Executive Officer’s performance, and making recommendations for improving performance,

•	reviewing and approving compensation for all other officers, evaluating the responsibilities and performance of those officers, and making recommendations for improving performance,

•	administering officer compensation programs and equity-based plans and making recommendations to the board concerning incentive compensation plans and equity-based plans,

•	evaluating and making recommendations for compensation of directors, and

•	approving, monitoring, amending, and terminating ERISA-governed employee benefit plans.

The Compensation Committee is required by its charter to meet at least four times each year. Under its charter, the Compensation Committee may delegate responsibility for administration of incentive compensation, equity compensation, and other compensation programs as appropriate and consistent with applicable law.

Governance and Nominating Committee.  The Governance and Nominating Committee consists of Directors Jason N. Ader, Michael B. Frankel, and Terrence L. Wright, with Director Frankel serving as committee chairman. Specified in the committee’s written charter adopted by the board at its meeting on October 29, 2010, the duties of the Governance and Nominating Committee include but are not limited to —

•	monitoring the overall board composition and the independence of the board under Nasdaq independence standards,

•	determining director qualification standards,

•	reviewing the performance of the board as a whole,

•	identifying and recommending qualified director candidates,

•	considering and recommending to the board nominees to stand for election at the annual meeting, including stockholder recommendations,

•	recommending nominees to fill director vacancies as they arise,

•	selecting, evaluating, and recommending to our board membership on board committees,

•	determining committee membership standards and overseeing the annual committee self-evaluations,

•	developing and overseeing board governance principles and a board code of conduct, and

•	evaluating and approving the Compensation Committee’s recommendations for director compensation.

The Governance and Nominating Committee recommends candidates for election to the board, but the board makes the final nominations that are voted upon by stockholders. In addition to considering candidates suggested by stockholders as provided in “Communication with the board of directors” below, the Governance and Nominating Committee will consider potential candidates recommended by current directors, by company officers, by employees, or by others.

The Governance and Nominating Committee believes that a director nominee should have qualities and skills that, when considered together with the qualities and skills of the other director nominees, assist our board with oversight of our business and operations and with establishment and pursuit of our strategic objectives. The Governance and Nominating Committee believes that persons to be nominated should at a minimum be actively engaged in business endeavors, should have an understanding of financial statements, corporate budgeting, and capital structure, should be familiar with the requirements of a publicly traded company, should be familiar with industries relevant to our business endeavors, should be willing to devote significant time to the oversight duties of the board of directors, and should be able to promote a diversity of views based on professional experience, education, skill, and other individual qualities and attributes. The Governance and Nominating Committee will evaluate candidates from a variety of educational and professional backgrounds to foster diversity on the board. The Governance and Nominating Committee will evaluate each individual in the context of the board as a whole, with the objective of recommending a group of persons who will implement our business plan, perpetuate our business, and represent stockholder interests. The Governance and Nominating Committee may require specific skills or attributes, such as financial or accounting experience, to satisfy particular board needs arising from time to time. The Governance and Nominating Committee will not distinguish among nominees recommended by stockholders and nominees recommended by others.

Code of Ethics.  We have adopted a code of ethics applicable to our directors, officers, and employees in accordance with applicable Federal securities laws and the rules of Nasdaq. Western Liberty Bancorp’s code of ethics is designed to promote the highest standards of ethical conduct by directors, executive officers, and employees. The code of ethics requires that directors, executive officers, and employees avoid conflicts of interest, comply with all laws and other legal requirements, conduct business in an honest and ethical manner, and otherwise act with integrity and in Western Liberty Bancorp’s best interest. The code of ethics incorporates a Code of Ethics for Financial Professionals, which applies to the principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. The goal of the Code of Ethics for Financial Professionals is to ensure that Western Liberty Bancorp maintains the highest integrity in the preparation and reporting of financial information and to assure full, fair, accurate, timely, and understandable disclosure in Securities and Exchange Commission reports and other public communications. The code of ethics is included as Exhibit 14.1 to Western Liberty Bancorp’s Form 10-K Annual Report for the year ended December 31, 2010, filed with the SEC and available for viewing and downloading at www.sec.gov.

Communication with the board of directors.  Stockholders and other interested parties may send written communications directly to the board or to specified individual directors, including the Chairman or any non- management directors, by writing to George A. Rosenbaum, Jr., our Chief Financial Officer, at our principal executive offices: Western Liberty Bancorp, 8363 W. Sunset Road, Suite 350, Las Vegas, Nevada 89113. Stockholders’ communications will be reviewed and, depending on the content, will be:

•	forwarded to the addressees or distributed at the next scheduled board meeting,

•	if they relate to financial or accounting matters, forwarded to the Audit Committee or distributed at the next scheduled Audit Committee meeting,

•	if they relate to executive officer compensation matters, forwarded to the Compensation Committee or discussed at the next scheduled Compensation Committee meeting,

•	if they relate to the recommendation of the nomination of an individual, forwarded to the Governance and Nominating Committee or discussed at the next scheduled Governance and Nominating Committee meeting, or

•	if they relate to the operations of the company, forwarded to the appropriate officers of the company, and the response or other handling of the communications reported to the board at the next scheduled board meeting.

Leadership structure.  The office of Chairman of the Board and the office of Chief Executive Officer are separate at Western Liberty Bancorp by practice. We believe that separation of these two offices is consistent with the board’s responsibility for oversight of management and of the affairs of the organization as a whole. Moreover, a significant commitment of time and energy is necessary to discharge properly the duties of Chief Executive Officer, on one hand, and Chairman of the Board, on the other hand. We believe that having an independent outside director serve as Chairman of the Board is the appropriate leadership structure at this time and we believe that it demonstrates our commitment to good corporate governance.

Risk oversight.  Risk oversight is an important function of our board and board committees. Board committees exercising oversight of risks include (x) an Audit Committee that takes into account financial reporting and legal and compliance risks, (y) a Compensation Committee that is responsible for risks relating to employment policies and compensation and benefits systems, and (z) a Governance and Nominating Committee that oversees risks relating to management and board succession, ethics, and business practices. The board satisfies its risk oversight responsibility through full reports by each committee chair regarding the committee’s considerations and actions, as well as through regular reports directly from officers responsible for oversight of particular risks. The subsidiary bank’s board also oversees risks at the bank level, with committees dedicated to specific functions such as the loan function and the asset/liability management function, exercising direct oversight of the risks associated with the business of banking.

As a result of the economic crisis that began in late 2007, risk oversight and risk management have become more urgent concerns, both at the regulatory level on the part of the Federal Reserve Board in its oversight of bank holding companies and on the part of the other banking agencies in their oversight of individual banks, and at the corporate level on the part of individual banks and bank holding companies. For example, the risks associated with compensation arrangements are now taken into account in the safety and soundness ratings of individual banking institutions as a result of regulatory guidance published jointly by the Federal bank regulators on June 25, 2010. In addition, although section 956 of the Dodd-Frank Wall Street Reform and Consumer Protection Act enacted on July 21, 2010 currently applies solely to organizations with total assets of $1.0 billion or more, we anticipate that consideration of the risks associated with incentive compensation arrangements will become a routine function of bank and bank holding company boards and board compensation committees because of section 956 of the Dodd-Frank Act.

Certain relationships and related party transactions.  Sponsor of Western Liberty Bancorp. Western Liberty Bancorp was originally named Global Consumer Acquisition Corp — GCAC. GCAC was formed on June 28, 2007 as a special purpose acquisition company, also known as a SPAC or blank check company. GCAC’s sponsor was Hayground Cove Asset Management LLC, which is owned and controlled by Director Jason N. Ader. GCAC raised more than $300 million in an initial public offering completed on November 27, 2007, selling 31,948,850 units for $10.00 per unit, each unit consisting of one share of common stock and a warrant to acquire a share of common stock. Before the initial public offering GCAC also privately issued 7,987,214 shares of common stock to its founders at the price of $0.001 per share, including Hayground Cove Asset Management LLC and GCAC’s directors, officers, and affiliates, for proceeds of approximately $8,000. Simultaneously with the initial public offering GCAC sold 8.5 million warrants in a private offering to founders for $1.00 per warrant, of which 7.5 million were purchased by Hayground Cove and 1.0 million by GCAC’s former Chief Executive Officer.

By agreement with Hayground Cove on July 20, 2009, more than 95% of the founders’ shares, or a total of 7,618,908 shares, were cancelled by GCAC and exchanged for warrants to acquire GCAC stock, with the result that 368,306 founders’ shares and 16,118,908 privately issued warrants were outstanding after July 20, 2009, in addition to the 31,948,850 publicly issued units. At a special meeting of stockholders held on

October 7, 2009 GCAC stockholders agreed to change GCAC’s name to Western Liberty Bancorp and agreed to eliminate the SPAC-related features of GCAC’s governing documents. As a consequence, Western Liberty Bancorp became a conventional corporation with perpetual existence, no longer a SPAC or blank check company. Because of the significant changes in GCAC’s structure made possible by the October 7, 2009 stockholder action, stockholders were given the opportunity to convert their GCAC shares to cash and terminate their GCAC investment. After conversion of the shares held by GCAC stockholders agreeing to conversion, 10,959,169 shares of Western Liberty Bancorp common stock remained outstanding at the end of 2009. To facilitate the Service1st Bank acquisition and to ensure that regulatory approval of that acquisition would be obtained, another significant corporate change occurred nearly one year later, in September of 2010. Specifically, the agreement governing all warrants for the acquisition of Western Liberty common stock was amended to provide that all warrants would be automatically exercised for a fraction (1/32) of a share of common stock when the Service1st Bank acquisition occurred. As a result 1,502,088 shares of our common stock were issued to warrant holders when the acquisition was completed on October 28, 2010, including 503,708 shares issued to holders of privately issued warrants.

The holders of a majority of the 368,306 founders’ shares that remain outstanding are entitled to make up to two demands that we register at our expense the resale of these securities under the Securities Act of 1933. These stockholders also have so-called “piggy-back” registration rights, meaning the right to include the resale of their shares in any registered offer and sale of shares by Western Liberty Bancorp. When the agreement governing all warrants was amended in September of 2010 we agreed to a provision that would facilitate resale by warrant holders of the shares of common stock for which their warrants would be automatically exercised at completion of the Service1st Bank acquisition. Specifically, we agreed that within one month after completion of the acquisition we would file with the Securities and Exchange Commission a registration statement for the public resale of the shares of common stock acquired by automatic warrant exercise, with a potential cash payment required to be made to former warrant holders had we not made the SEC filing in the one-month period. A separate financial penalty would have been payable had we not completed the public resale registration process with the SEC within 180 days after completion of the Service1st Bank acquisition, in other words by April 26, 2011. We made the necessary filings and we completed the registration process within the required time periods. We have registered under the Securities Act of 1933 the offer and sale of the 368,306 founders’ shares, the 503,708 shares issued at acquisition to the holders of privately issued warrants, the 200,000 shares issuable at settlement of the restricted stock units awarded to current and former directors, officers, and consultants, the 150,000 shares of restricted stock awarded at acquisition to one former and two current directors of Western Liberty Bancorp, as well as 42,834 shares acquirable by exercise of warrants originally issued by Service1st Bank and assumed by Western Liberty Bancorp in the acquisition. The issuance of restricted stock units and shares of restricted stock is explained in more detail elsewhere in this proxy statement. See, for example, “Voting Securities and Principal Holders — Recent issuances of our stock.”

Although Hayground Cove was our original sponsor, Hayground Cove has no role with Western Liberty Bancorp. Hayground Cove made passivity commitments to the Federal Reserve so that we could obtain Federal Reserve approval of the Service1st Bank acquisition, as explained in “Voting Securities and Principal Holders — Stock ownership of directors, nominees, and executive officers.” Under an August 13, 2009 Second Amended and Restated Sponsor Support Agreement with Hayground Cove, we agreed to indemnify Hayground Cove for any liabilities arising out of its role as our sponsor. Under the July 20, 2009 agreement that provided for the exchange of founders’ shares for warrants to acquire common stock, we agreed to indemnify Hayground Cove for any liabilities arising out of that restructuring.

Transactions occurring at acquisition.  For their services to and support of Western Liberty Bancorp during the period in which we sought regulatory approval to become the holding company of Service1st Bank, when the acquisition finally occurred on October 28, 2010 we awarded a total of 200,000 restricted stock units to five individuals: Jason N. Ader, our former Chairman and Chief Executive Officer and a current member of the board (50,000 restricted stock units), Daniel B. Silvers, our former President (100,000 restricted stock units), Andrew P. Nelson, our former Chief Financial Officer and a former member of the board (25,000 restricted stock units), Michael Tew, an outside consultant (20,000 restricted stock units), and Laura Conover-Ferchak, an outside consultant (5,000 restricted stock units). Each restricted stock unit is immediately and fully vested and will be settled for one share of our common stock on October 28, 2013, or if sooner when a change of control occurs, without payment of any additional consideration for the shares. Messrs. Ader, Nelson, and Silvers and Ms. Conover-Ferchak are principals, executives, or both of Hayground Cove and its affiliates. Mr. Michael A. Tew is the founder and principal of Sandhill Research Partners, which provides due diligence, strategic, and merger & acquisition advisory services for special purpose acquisition companies and merger candidates, and the founder of SPAC Research Partners, an advisory firm for special purpose acquisition companies. At completion of the Service1st Bank acquisition we also made a cash payment of $200,000 to Mr. Ader, $450,000 to Mr. Silvers, and $50,000 to Mr. Nelson, along with a cash payment of $50,000 to Director Michael B. Frankel. When the acquisition of Service1st Bank was completed Andrew P. Nelson and Mark Schulhof resigned from their positions as directors of Western Liberty Bancorp and Daniel B. Silvers resigned as President. Mr. Ader remains a director but he was succeeded as Chief Executive Officer by Mr. William E. Martin, who served and continues to serve as Chief Executive Officer of Service1st Bank, and succeeded as Chairman of the Board by Michael B. Frankel.

Loans to directors, executive officers, and their associates.  Directors and executive officers of Western Liberty Bancorp and their associates are customers of and enter into banking transactions with Service1st Bank in the ordinary course of business. We expect that these relationships and transactions will continue. When entered into the transactions with directors, executive officers, and their associates did not involve more than the normal risk of collectibility or present other unfavorable features. Loans and commitments to lend included in these transactions were made and will be made on substantially the same terms — including interest rates and collateral — as those prevailing at the time for comparable transactions with persons not affiliated with Western Liberty Bancorp.

When Service1st Bank commenced business on January 16, 2007 the bank sought ways to deploy in the form of loans and investments the significant amount of capital that was raised in the bank’s establishment. In the first quarter of 2007 the bank purchased a $5 million portion of an existing term loan to Golden Gaming, Inc., of which Blake L. Sartini, Sr. is now and was then Chairman, Chief Executive Officer, and principal stockholder. Mr. Sartini resigned as a director of Service1st Bank on or about December 1, 2010. Blake L. Sartini resigned as a director of Western Liberty Bancorp effective February 14, 2011. Service1st Bank’s $5 million loan interest constituted less than 5% of the entire loan amount. Service1st Bank sold its interest in the Golden Gaming loan on or about February 24, 2011 to a private investment fund for approximately $3.0 million. At the time of sale the principal balance of the bank’s portion of the loan was approximately $3.8 million. Secured by a First Deed of Trust on a casino facility and maturing in November of 2011, the loan began to experience weakness in 2009 in tandem with increasing distress in the Clark County economy. The loan became nonperforming in 2010. The loan was on nonaccrual status at the time of sale, with a majority of the loan classified as substandard and the remainder doubtful.

Transactions with affiliated entities.  Director Terrence L. Wright is the principal stockholder and Chairman of the Board and executive officer of a number of companies that provide services to Service1st Bank from time to time, including Westcor Land Title Insurance Company, Nevada Title Company, Nevada Construction Services, and Alliance Construction Advisors. The services are provided to Service1st Bank on arm’s-length equivalent terms. Total payments by Service1st Bank to these entities in 2010 were less than $120,000.

Payment for due diligence services.  In October 2009 Western Liberty Bancorp made a payment of $2.6 million to Hayground Cove for due diligence and other services related to various acquisition opportunities and other activities since Western Liberty Bancorp’s inception. Proceeds of the payment were disbursed by Hayground Cove to certain of its employees, affiliates, and consultants (some of whom also served at the time as Western Liberty Bancorp’s officers and directors) that provided support in Western Liberty Bancorp’s efforts to identify and pursue potential acquisition transactions.

Executive officer compensation.  The following table shows all 2010 compensation paid to and earned by (1) our former Chief Executive Officer, (2) our current Chief Executive Officer, (3) our current Chief Financial Officer, (4) the current Chief Credit Officer of Service1st, (5) our former President, and (6) our former Chief Financial Officer, each of whom served as an executive officer for some or all of 2010. The compensation of

Messrs. Martin and Deglman presented in the table includes 2010 compensation paid by Service1st Bank for the period before the October 28, 2010 acquisition, along with compensation paid after the acquisition by Western Liberty Bancorp or by Service1st Bank.

Summary Compensation Table

										Nonqualified
									Non-Equity	Deferred
Name and						Stock		Option	Incentive Plan	Compensation	All Other
Principal Position	Year	Salary		Bonus		Awards(1)		Awards(1)	Compensation	Earnings	Compensation	Total

Jason N. Ader,	2010	—		$200,000	(2)	$322,000	(3)	—	—	—	—	$522,000
former Chief
Executive Officer
William E. Martin,	2010	$237,500	(4)	—		$1,000,000	(5)	—	—	—	—	$1,237,500
Chief Executive Officer
George A. Rosenbaum Jr.,	2010	$200,000		—		$250,000	(6)	—	—	—	—	$450,000
Chief Financial Officer
Richard Deglman,	2010	$219,792	(7)	—		—		—	—	—	—	$219,792
Chief Credit Officer of
Service1st Bank
Daniel B. Silvers,	2010	—		$450,000	(8)	$644,000	(9)	—	—	—	—	$1,094,000
former President
Andrew P. Nelson,	2010	—		$50,000	(10)	$161,000	(11)	—	—	—	—	$211,000
former Chief
Financial Officer

(1)	The amounts shown reflect the aggregate grant date fair value of stock awards and stock options, computed in accordance with FASB ASC Topic 718, and are not necessarily indicative of the compensation actually received by the named executive officers.

(2)	Bonus paid to Mr. Ader on October 28, 2010 at completion of the Service1st Bank acquisition.

(3)	Grant of 50,000 restricted stock units to Mr. Ader on October 28, 2010 at completion of the Service1st Bank acquisition. Each restricted stock unit is fully vested and will be settled for one share of our common stock on October 28, 2013, or if sooner when a change in control occurs, without payment of any additional consideration for the shares. The value shown in the table is based on the $6.44 closing price per share for Western Liberty Bancorp common stock on October 28, 2010.

(4)	Of this amount, $183,333 is compensation for the ten-month period ended October 31, 2010, paid by Service1st Bank. The remainder represents compensation for the final two months of 2010, paid by Western Liberty Bancorp under the February 8, 2010 Amended and Restated Employment Agreement, which became effective when the October 28, 2010 acquisition occurred.

(5)	When the acquisition of Service1st Bank occurred Mr. Martin became entitled by the terms of his February 8, 2010 Amended and Restated Employment Agreement with Western Liberty Bancorp to an award of restricted stock having a value of $1.0 million. Based on the $6.44 closing price per share for Western Liberty Bancorp common stock on October 28, 2010, Mr. Martin was awarded 155,279 shares of restricted stock. The shares of restricted stock will vest in equal 20% increments on each of the first five anniversaries of the October 28, 2010 acquisition, subject to Mr. Martin’s continuous employment through each vesting date and subject to earlier vesting in full if a change in control occurs. For this purpose, the term change in control means the acquisition by a third party of 50% of more of our outstanding voting securities or the power to cause the election of a majority of the members of the board. By the terms of the employment agreement, Mr. Martin is prevented from selling the shares for one year after the shares become vested, except that he may sell a number sufficient to pay taxes imposed on account of share vesting. If Mr. Martin terminates employment without good reason before October 28, 2015 or if his employment is terminated by us with cause, he will forfeit 50% of the shares of restricted stock that have become vested, forfeiting all unvested shares as well. Mr. Martin may not transfer the shares that are subject to that potential forfeiture unless he first receives written approval from Western Liberty Bancorp.

(6)	When the acquisition of Service1st Bank occurred Mr. Rosenbaum became entitled by the terms of his December 18, 2009 Second Amended and Restated Employment Agreement with Western Liberty

Bancorp to an award of restricted stock having a value of $250,000. Based on the $6.44 closing price per share for Western Liberty Bancorp common stock on October 28, 2010, Mr. Rosenbaum was awarded 38,819 shares of restricted stock. The shares of restricted stock are subject to the same terms and conditions regarding vesting and forfeiture as those of Mr. Martin, summarized in note (5).

(7)	Of this amount, $178,125 is compensation for the ten-month period ended October 31, 2010. The remainder represents compensation for the final two months of 2010 under Mr. Deglman’s November 6, 2009 Employment Agreement with Western Liberty Bancorp, which agreement became effective when the October 28, 2010 acquisition occurred.

(8)	Bonus paid to Mr. Silvers on October 28, 2010 at completion of the Service1st Bank acquisition.

(9)	Grant of 100,000 restricted stock units to Mr. Silvers on October 28, 2010 at completion of the Service1st Bank acquisition. Each restricted stock unit is fully vested and will be settled for one share of our common stock on October 28, 2013, or if sooner when a change in control occurs, without payment of any additional consideration for the shares. The value shown in the table is based on the $6.44 closing price per share for Western Liberty Bancorp common stock on October 28, 2010.

(10)	Bonus paid to Mr. Nelson on October 28, 2010 at completion of the Service1st Bank acquisition.

(11)	Grant of 25,000 restricted stock units to Mr. Nelson on October 28, 2010 at completion of the Service1st Bank acquisition. Each restricted stock unit is fully vested and will be settled for one share of our common stock on October 28, 2013, or if sooner when a change in control occurs, without payment of any additional consideration for the shares. The value shown in the table is based on the $6.44 closing price per share for Western Liberty Bancorp common stock on October 28, 2010.

Through Service1st Bank we maintain various employee benefit plans, including a non-contributory 401(k) plan, premium-paid health, hospitalization, short and long term disability, dental, life and other insurance plans as we may have in effect from time to time.

Executive officer employment agreements.  Mr. William E. Martin serves as our Chief Executive Officer and as a director according to a February 8, 2010 Amended and Restated Employment Agreement. The initial term of the agreement is three years from the October 28, 2010 acquisition date, renewing annually thereafter for an additional year. Mr. Martin is entitled by the agreement to an annual salary of at least $325,000. If a change in control occurs while Mr. Martin is serving as Chief Executive Officer, he will be entitled by the employment agreement to a payment equal to his annual base salary. Mr. Richard Deglman serves as Chief Credit Officer of Service1st Bank according to a November 6, 2009 Employment Agreement with Western Liberty Bancorp. Like Mr. Martin’s agreement, the initial term of Mr. Deglman’s employment agreement is three years from the October 28, 2010 acquisition date, renewing annually thereafter for an additional year. If a change in control occurs while Mr. Deglman is serving as Chief Credit Officer he will be entitled by the employment agreement to a payment equal to his annual base salary. Mr. Deglman is entitled by the agreement to an annual salary of at least $250,000. Mr. George A. Rosenbaum serves as Executive Vice President of Service1st Bank and Chief Financial Officer of Western Liberty Bancorp according to a December 18, 2009 Second Amended and Restated Employment Agreement with Western Liberty Bancorp. Like the employment agreements of Messrs. Martin and Deglman, the initial term of Mr. Rosenbaum’s employment agreement is three years, but with a commencement date of January 1, 2010, and annually renewing thereafter for an additional year. If a change in control occurs while Mr. Rosenbaum is serving as Chief Financial Officer he will be entitled by the employment agreement to a payment equal to his annual base salary. Mr. Rosenbaum is entitled by the agreement to an annual salary of at least $200,000.

The employment agreements of Messrs. Martin, Deglman, and Rosenbaum prohibit competition with us for a period of one year after employment termination, along with a one-year prohibition against solicitation of any of our customers or employees. The agreements also provide for indemnification of the executives by us for any liabilities incurred by them as a result of their service to Western Liberty Bancorp or Service1st Bank. Messrs. Martin and Deglman have also entered into separate Indemnification Agreements with Western Liberty Bancorp.

As explained under the caption “Voting Securities and Principal Holders — Stock ownership of directors, nominees, and executive officers,” the employment agreement of Mr. Martin and the employment agreement of Mr. Rosenbaum provided for an award of restricted stock when the October 28, 2010 acquisition occurred.

Application of Internal Revenue Code section 162(m) deduction limit.  Section 162(m) of the Internal Revenue Code places a limit on the tax deduction for compensation exceeding $1.0 million paid to the chief executive officer and four most highly compensated executive officers of a corporation in a taxable year. Performance-based compensation such as stock-option compensation or a performance-based cash bonus generally is exempt from the $1.0 million limit if awarded under a stockholder-approved plan. The board of directors and the Compensation Committee could award non-deductible compensation as they deem appropriate, but currently Western Liberty Bancorp has not yet realized taxable income. Because of ambiguities in the application and interpretation of section 162(m) and the regulations issued under section 162(m), we cannot assure you that compensation intended to satisfy the requirements for deductibility under section 162(m) actually will be deductible.

Potential future equity awards.  As a result of the October 28, 2010 acquisition of Service1st Bank, outstanding options to acquire 5,189 shares of Service1st Bank common stock became options to acquire Western Liberty Bancorp common stock, adjusted for the exchange ratio applicable to the acquisition. The options to acquire Service1st Bank common stock were granted under a plan approved by Service1st Bank stockholders in 2007. Options to acquire a total of 10,000 shares of Service1st Bank common stock could have been awarded by Service1st Bank under that plan. Western Liberty Bancorp has assumed the obligations under the Service1st Bank stock option plan and may issue awards under the plan, but the plan has not been approved by stockholders of Western Liberty Bancorp. The options awarded under the plan to acquire Service1st Bank common stock, all exercisable for $1,000 per share, now represent the right to acquire 246,947 shares of Western Liberty Bancorp common stock at $21.01 per share. The shares remaining available for option awards under the plan when the acquisition occurred now represent 229,023 shares available for award by Western Liberty Bancorp.

In addition, before the acquisition of Service1st Bank occurred Western Liberty Bancorp’s board of directors granted to the Compensation Committee the right to award up to 1.5 million shares of restricted stock to members of management and to consultants. The board granted to the Compensation Committee the right to determine after completion of the acquisition to whom awards, if any, shall be granted and what the terms of those awards shall be. The Compensation Committee awards will not be submitted for approval by stockholders in advance.

Outstanding Equity Awards at Fiscal Year End

The following table summarizes unexercised stock options, shares of restricted stock that have not vested, and related information as of December 31, 2010 for each of the individuals identified in the Summary Compensation Table. The market value of restricted stock awards is based on the closing price of $5.35 per share for Western Liberty Bancorp common stock on December 31, 2010.

	Option Awards					Stock Awards
		Equity	Equity					Equity	Equity
		Incentive	Incentive					Incentive	Incentive
		Plan	Plan					Plan Awards:	Plan Awards:
		Awards:	Awards:				Market	Number of	Market or
	Number of	Number of	Number of			Number of	Value of	Unearned	Payout Value of
	Securities	Securities	Securities			Shares or	Shares or	Shares,	Unearned Shares,
	Underlying	Underlying	Underlying			Units of	Units of	Units or	Units or Other
	Unexercised	Unexercised	Unexercised	Option		Stock That	Stock That	Other Rights	Rights That
	Options (#)	Options (#)	Unearned	Exercise	Option	Have Not	Have Not	That Have	Have Not
	Exercisable	Unexercisable	Options	Price	Expiration	Vested	Vested	Not Vested	Vested
Name	(1)	(1)	(#)	($)	Date	(#)(2)	($)	(#)	($)

Jason N. Ader,	—	—	—	—	—	—	—	—	—
former Chief
Executive Officer
William E. Martin,	—	23,798 (3)	—	$21.01	12/20/2017 (3)	155,279	$830,743	—	—
Chief Executive Officer
George A. Rosenbaum Jr.,	—	—	—	—	—	38,819	$207,682	—	—
Chief Financial Officer
Richard Deglman,	14,281	21,417 (4)	—	$21.01	8/11/2018	—	—	—	—
Chief Credit Officer of
Service1st Bank
Daniel B. Silvers,	—	—	—	—	—	—	—	—	—
former President
Andrew P. Nelson,	—	—	—	—	—	—	—	—	—
former Chief
Financial Officer

(1)	Options granted to Messrs. Martin and Deglman by Service1st Bank that became options to purchase Western Liberty Bancorp common stock as a result of the October 28, 2010 acquisition. The number of shares of our common stock acquirable by exercise of Service1st Bank options was determined by multiplying the number of shares of Service 1st Bank common stock subject to the option (500 shares in the case of Mr. Martin and 750 shares in the case of Mr. Deglman) by 47.5975.

(2)	The shares of restricted stock will vest in equal 20% increments on each of the first five anniversaries of the October 28, 2010 acquisition, subject to the executive’s continuous employment through each vesting date and subject to earlier vesting in full if a change in control occurs. For this purpose the term change in control means the acquisition by a third party of 50% of more of our outstanding voting securities or the power to cause the election of a majority of the members of the board. The executives are prevented from selling the shares for one year after the shares become vested, except for a number sufficient to pay taxes imposed on account of share vesting. If the executive terminates employment without good reason before October 28, 2015 or if his employment is terminated by us with cause, he will forfeit 50% of the shares of restricted stock that have become vested, forfeiting all unvested shares as well. The executives may not transfer the shares that are subject to that potential forfeiture unless they first receive written approval from Western Liberty Bancorp.

(3)	These options will be forfeited unless Service1st Bank’s total deposits are equal to or greater than $750 million on December 31, 2012. The options expire on December 20, 2017.

(4)	Mr. Deglman’s options will vest in three equal installments on August 11 of 2011, 2012, and 2013.

Director compensation.  The following table shows all compensation paid to and earned by Western Liberty Bancorp’s non-employee directors for services in all capacities in 2010. Director Steven D. Hill is not included in the table because he did not become a director until March 2011. Information about the compensation of Jason N. Ader, a director and our former Chief Executive Officer, William E. Martin, a director and our current Chief Executive Officer, and Andrew P. Nelson, a former director and our former Chief Financial Officer, is included under the caption “Executive officer compensation” above, including the

Summary Compensation Table. The figures in the table do not include any compensation earned by or paid to directors for service to Service1st Bank before the October 28, 2010 acquisition.

	Fees Earned or	Stock Awards	Option Awards	All Other
Name	Paid in Cash ($)(1)	($)(2)	($)(2)	Compensation ($)	Total ($)

Curtis W. Anderson, CPA	$4,123	—	—	—	$4,123
Richard A.C. Coles	$2,945	$322,000	—	—	$324,945
Michael B. Frankel, Chairman	$5,890	$322,000	—	$50,000 (3)	$377,890
Robert G. Goldstein	$2,356	—	—	—	$2,356
Blake L. Sartini, Sr. (director until February 14, 2011)	$2,356	—	—	—	$2,356
R. Mark Schulhof (director until October 28, 2010)	—	$322,000	—	—	$322,000
Terrence L. Wright, Vice Chairman	$2,945	—	—	—	$2,945

(1)	Annual board fees, board chairman fee, committee chairman fee, and committee fees.

(2)	When the October 28, 2010 acquisition of Service1st Bank occurred we granted 50,000 shares of common stock to each of Michael B. Frankel, Richard A.C. Coles, and R. Mark Schulhof. The amounts shown reflect the aggregate grant date fair value of stock awards and stock options computed in accordance with FASB ASC Topic 718 and are not necessarily indicative of the compensation actually received by the non-employee directors.

(3)	At completion of the Service1st Bank acquisition we made a cash payment of $50,000 to Michael B. Frankel.

Our Compensation Committee recently recommended and our Governance and Nominating Committee recently approved the future grant of equity compensation to our non-executive directors, specifically stock options to be granted under the stock option plan of Service1st Bank that we assumed in the acquisition. Furthermore, our Compensation Committee recently recommended and our Governance and Nominating Committee recently approved annual cash compensation to our non-executive directors and committee members in the following amounts: $50,000 for the Chairman of the Board; $20,000 for all other non-executive members of the board; an additional $15,000 for the Chairman of our Audit Committee; an additional $5,000 for all other members of our Audit Committee; and an additional $10,000 for the Chairman of the Compensation Committee.

Indemnification of Officers and Directors.  In addition to the indemnification provided in our amended and restated Certificate of Incorporation, we have entered into agreements with some or all of our directors and officers to provide contractual indemnification. We believe that these provisions and agreements are necessary to attract qualified directors and officers. Our Bylaws also permit us to secure insurance on behalf of any officer, director, or employee for any liability arising out of his or her actions, regardless of whether Delaware law would permit indemnification. We purchased a policy of directors’ and officers’ liability insurance that insures our directors and officers against the cost of defense, settlement, or payment of a judgment in some circumstances and insures us against our obligations to indemnify the directors and officers.

Second Proposal — Ratification of Appointment of Independent Auditor

We are asking stockholders to ratify the Audit Committee’s appointment of Crowe Horwath LLP to serve as our independent auditor for the year ending December 31, 2011. Crowe Horwath LLP served as independent auditor for the years ended December 31, 2010 and December 31, 2009. The personnel of Hays & Company LLP, our previous independent registered public accounting firm, joined with Crowe Horwath LLP in 2009, resulting in the resignation of Hays & Company LLP as our independent auditor. Approved both by the board and by the Audit Committee, Crowe Horwath LLP was first appointed as our independent auditor on June 5, 2009. We expect one or more representatives of Crowe Horwath LLP to be present at the annual meeting. The representative of Crowe Horwath LLP will have the opportunity to make a statement if desired, and will be available to respond to appropriate questions.

We did not consult with Crowe Horwath LLP prior to its appointment as our independent auditor regarding (x) the application of accounting principles to a specific transaction, either completed or proposed or (y) the type of audit opinion that may be rendered by Crowe Horwath LLP on our financial statements. Neither a written report nor oral advice was provided by Crowe Horwath LLP to us that was an important factor considered by us in our decision concerning any accounting, auditing, or financial reporting issue. We did not consult with Crowe Horwath LLP prior to its appointment as our independent auditor regarding any matter that was either the subject of a disagreement (within the meaning of Item 304(a)(1)(iv) of the Securities and Exchange Commission’s Regulation S-K and the related instructions to that item) or a reportable event (as that term is defined in Item 304(a)(1)(v) of Regulation S-K). There were no disagreements between us and Hays & Company LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Hays & Company LLP, would have caused Hays & Company LLP to make reference to the subject matter of the disagreements in connection with their reports on our financial statements, nor were there any reportable events (as that term is defined in Item 304(a)(1)(v) of Regulation S-K).

Audit Fees.  The aggregate fees billed for professional services rendered by Crowe Horwath LLP for the audit of our annual financial statements for the year ended December 31, 2010, for review of the financial statements included in Forms 10-Q filed with the Securities and Exchange Commission during 2010, and for review of our Current Reports on Form 8-K and review of other SEC filings in 2010 were approximately $269,000. The aggregate fees billed for professional services rendered by Crowe Horwath LLP and predecessor auditor Hays & Company LLP for the audit of our annual financial statements for the year ended December 31, 2009, for review of the financial statements included in Forms 10-Q filed with the Securities and Exchange Commission during 2009, and for review of our Current Reports on Form 8-K and review of other SEC filings in 2009 were approximately $83,200.

Audit-Related Fees.  On June 5, 2009 we engaged Crowe Horwath LLP to perform acquisition-related financial due diligence. The aggregate fees billed for financial due diligence rendered by Crowe Horwath LLP amounted to approximately $631,900.

Tax Fees.  The aggregate fees billed for professional services rendered by Crowe Horwath LLP and predecessor auditor Hays & Company LLP for the fiscal year 2009 for tax compliance amounted to approximately $35,000. The aggregate fees billed or expected to be billed for professional services rendered by Crowe Horwath LLP for the fiscal year 2010 for tax compliance amounted to approximately $35,000.

All Other Fees.  We did not receive products and services provided by Hays & Company LLP or Crowe Horwath LLP, other than those discussed above, for either fiscal year 2009 or 2010.

Audit Committee Pre-Approval Policies and Procedures.  The Audit Committee approved all auditing services performed for us by Crowe Horwath LLP and predecessor auditor Hays & Company LLP in 2009 and 2010. The Audit Committee will pre-approve all auditing services and permitted non-audit services to be performed for us by Crowe Horwath LLP, including the fees and terms thereof (subject to the de minimis exceptions for nonaudit services described in the Securities Exchange Act of 1934 that are approved by the Audit Committee before completion of the audit). The Audit Committee may form and delegate authority to an Audit Committee subcommittee consisting of one or more members, including the authority to grant preapprovals of audit and permitted non-audit services, provided that decisions of the subcommittee to grant pre-approvals are presented to the full Audit Committee at its next scheduled meeting.

The board of directors recommends a vote FOR ratification of the Audit Committee’s appointment of Crowe Horwath LLP as Western Liberty Bancorp’s independent auditor for the fiscal year ending December 31, 2011

Report of the Audit Committee

Management is responsible for Western Liberty Bancorp’s internal controls and the financial reporting process. The independent auditor is responsible for performing an independent audit of our consolidated financial statements in accordance with the Standards of the Public Company Accounting Oversight Board and is responsible for issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes. The Audit Committee appointed Crowe Horwath LLP in 2010 as Western Liberty Bancorp’s independent registered public accounting firm for 2010.

The Audit Committee met and held discussions with management and Crowe Horwath LLP, Western Liberty Bancorp’s independent auditor in 2010. The Audit Committee obtained from Crowe Horwath LLP a formal written statement describing all relationships between the firm and Western Liberty Bancorp that might affect the firm’s independence, as required by applicable requirements of the Public Company Accounting Oversight Board, and discussed with Crowe Horwath LLP any relationships that may have an impact on its objectivity and independence, and satisfied itself concerning the independence of Crowe Horwath LLP. The Audit Committee also discussed with management, with Western Liberty Bancorp’s internal auditors, and with Crowe Horwath LLP the quality and adequacy of Western Liberty’s internal controls and the internal audit function’s organization, responsibilities, budget, and staffing. The committee reviewed with Crowe Horwath LLP and Western Liberty’s internal auditors their audit plans, audit scope, and identification of audit risks.

The Audit Committee discussed and reviewed with Crowe Horwath LLP all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, and, with and without management present, discussed and reviewed the results of Crowe Horwath LLP’s examination of the financial statements. The Audit Committee also discussed the results of the internal audit examinations.

The Audit Committee reviewed the audited consolidated financial statements of Western Liberty Bancorp as of and for the year ended December 31, 2010 with management and with the independent auditor.

Based on the above-mentioned review and discussions with management and the independent auditor, the Audit Committee recommended to the board that Western Liberty Bancorp’s audited consolidated financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2010, for filing with the Securities and Exchange Commission.

The Audit Committee has appointed Crowe Horwath LLP to continue as Western Liberty Bancorp’s independent registered public accounting firm for fiscal year 2011. Western Liberty Bancorp is seeking at the 2011 annual meeting stockholder ratification of that appointment.

Audit Committee

Curtis W. Anderson, CPA, Committee
Chairman
Jason N. Ader
Richard A.C. Coles
Terrence L. Wright

Miscellaneous

Stockholder proposals.  Stockholders desiring to submit proposals for inclusion in Western Liberty Bancorp’s proxy materials for the 2012 annual meeting must submit the proposals to us at our executive offices no later than January 3, 2012. We will not include in our proxy statement or form of proxy for the 2012 annual meeting a stockholder proposal that is received after that date or that otherwise fails to satisfy Securities and Exchange Commission requirements for stockholder proposals, including the requirements of Securities and Exchange Commission Rule 14a-8.

If a stockholder intends to present a proposal at the 2012 annual meeting without seeking to include the proposal in our proxy materials for that meeting, the stockholder must give advance notice to us no later than March 18, 2012. If the stockholder fails to do so, our proxies for the 2012 annual meeting will be entitled to use their discretionary voting authority on that proposal, without any discussion of the matter in our proxy materials.

Section 16(a) beneficial ownership reporting compliance.  Section 16(a) of the Securities Exchange Act of 1934 requires that each of our directors and executive officers, as well as any persons who own more than 10% of a registered class of our equity securities, file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of our stock. Based solely on review of the copies of reports furnished to us and written representations to us, to the best of our knowledge all section 16(a) filing requirements applicable to executive officers, directors, and beneficial owners of more than 10% of our stock were complied with during and for the fiscal year ended December 31, 2010, except that Chief Financial Officer George A. Rosenbaum’s November 8, 2010 filing on Form 3 of his initial report of beneficial ownership should have been filed within ten days after he became Chief Financial Officer, which occurred on January 1, 2010, and Mr. Ader’s Form 5 filed in February of 2011 reported transactions that should have been reported in 2010 on Form 4. In February of 2011 Directors Ader and Coles filed four days late their Forms 5 reporting beneficial ownership as of December 31, 2010. Director Wright purchased shares on December 31, 2010 but did not submit the necessary Form 4 report of change in beneficial ownership within the required two-day period.

Copy of our Form 10-K Annual Report.  Upon written request addressed to our Assistant Secretary at Western Liberty Bancorp, 8363 West Sunset Road, Suite 350, Las Vegas, Nevada 89113, we will provide at no cost a copy of our Annual Report on Form 10-K filed with the Securities and Exchange Commission for the fiscal year ended December 31, 2010.

Other proposals.  The board does not know of any proposals to be presented at the annual meeting other than the proposals set forth in the Notice of Annual Meeting of Stockholders, along with routine business relating to the conduct of the Annual Meeting. However, if any other proposals are properly presented at the Annual Meeting, the persons named in the enclosed proxy card will have discretionary authority to vote all proxies on those proposals in accordance with their best judgment.

Delivery of Documents to Stockholders Sharing an Address.  Securities and Exchange Commission rules allow us to deliver a single copy of proxy materials to any household at which two or more stockholders reside, if we believe the stockholders are members of the same family. Upon oral or written request, we will promptly deliver to any stockholder residing at the same address as another stockholder but who wishes to receive his or her own copy a separate copy of the proxy materials. Requests should be directed to Mr. George A. Rosenbaum, Jr., by phone at (702) 966-7400 or by mail to Western Liberty Bancorp, 8363 West Sunset Road, Suite 350, Las Vegas, Nevada 89113.

Western Liberty Bancorp

VOTE BY INTERNET
QUICK ★★★ EASY ★★★ IMMEDIATE

Vote Your Proxy on the Internet:

OR

Vote Your Proxy by Mail:

PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY

▼ **FOLD AND DETACH HERE AND READ THE REVERSE SIDE** ▼

PROXY

Please mark your votes like this **X**

PROPOSAL ONE – ELECTION OF DIRECTORS

FOR all Nominees	WITHHOLD AUTHORITY for all Nominees	FOR all Nominees except (see instructions below)
☐	☐	☐

01. Jason N. Ader
02. Curtis W. Anderson
03. Richard A.C. Coles
04. Michael B. Frankel
05. Robert G. Goldstein
06. Steven D. Hill
07. William E. Martin
08. Terrence L. Wright

INSTRUCTION: To withhold authority to vote for any individual nominee, mark "FOR ALL EXCEPT" and write the number(s) of the nominee(s) on the line below:

____

PROPOSAL TWO – RATIFICATION OF AUDITOR

FOR	AGAINST	ABSTAIN
☐	☐	☐

COMPANY ID:

PROXY NUMBER:

ACCOUNT NUMBER:

Signature ______________________ **Signature** ______________________ **Date** ____________, **2011.**

Western Liberty Bancorp VOTE BY INTERNET QUICK EASY IMMEDIATE As a stockholder of Western Liberty Bancorp, you have the option of voting your shares electronically through the Internet, eliminating the need to return the proxy card. Your electronic vote authorizes the named proxies to vote your shares in the samem anner as if you marked, signed,d ated andr eturnedt he proxy card. Votes submitted electronically over the Internet must be received by 7:00 p.m., Eastern Time, on June 22, 2011. 3 Vote Your Proxy on the Internet: Vote Your Proxy by Mail: Go to www.cstproxyvote.com Have your proxy card available when OR Mark, sign, and date your proxy card, you access the above website. Follow then detach it, and return it in the postage-paid envelope provided. the prompts to vote your shares. PLEASE DON OT RETURN THE PROXY CARD IF YOU ARE VOTINGE LECTRONICALLY FOLD AND DETACH HERE AND READ THE REVERSE SIDE PROXY Please mark The Board of Directors Recommends a Vote “FOR ALL” Director Nominees (Proposal One) and “FOR” Ratification of the your votes X Appointment of Crowe Horwath LLP as Independent Registered Public Accounting Firm for Fiscal Year 2011 (Proposal Two) like this PROPOSAL ONE — ELECTION OF DIRECTORS FOR all WITHHOLD FOR AGAINST ABSTAIN Nominees AUTHORITY FOR all Nominees except (see PROPOSAL TWO — RATIFICATION 1. To elect the nominees identified below as directors to for all Nomin ees instructions below) OF AUDITOR serve until the annual meeting in 2012 or until their successors are elected and qualified 2. To ratify the appointment of Crowe 01. Jason N. Ader 04. Michael B. Frankel 07. William E. Martin Horwath LLP as our independent 02. Curtis W. Anderson 05. Robert G. Goldstein 08. Terrence L. Wright registered public accounting firm for the 03. Richard A.C. Coles 06. Steven D. Hill fiscal year ending December 31, 2011. INSTRUCTION: To withhold authority to vote for any individual nominee, mark “FOR ALL EXCEPT” and write then umber(s) of then ominee(s) on thel ine below: THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE ______________________ VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE GIVEN, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED TO THE LEFT FOR THE BOARD OF DIRECTORS AND FOR EACH PROPOSAL. COMPANY ID: PROXY NUMBER: ACCOUNT NUMBER: Signature Signature Date , 2011. Note: Please sign exactly as your name(s) appear(s) hereon. All holders must sign. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. If a corporation, please sign in full corporate name, by authorized officer. If a partnership, please sign in partnership name by authorized person.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held June 23, 2011 The Notice and Proxy Statement and Annual Report on Form 10-K are available at www.westernlibertybancorp.com. FOLD AND DETACH HERE AND READ THE REVERSE SIDE PROXY WESTERN LIBERTY BANCORP THIS PROXY IS SOLICITED ONB EHALF OF THE BOARD OFD IRECTORS OF WESTERN LIBERTY BANCORP ANNUAL MEETING OF STOCKHOLDERS June2 3, 2011 The stockholder(s) hereby constitutes and appoints the directors of Western Liberty Bancorp, and each of them, as proxies with full powero f substitution, to represent the undersigned and to votet he shares of common stock the undersigned would be entitled to vote upon all matters referred to herein and in their discretion upon any other matters that are properly presented at the Annual Meeting of Stockholders to be held on June 23, 2011 at 10:00 am local time at The Venetian Resort Hotel Casino, 3355 Las Vegas Boulevard, LasV egas, Nevada, and any adjournments and postponements thereof. PLEASE MARK, SIGN, DATE, AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSEDR EPLY ENVELOPE (Continued, and to be marked, dated and signed, on the other side)